Toreador Resources Corporation

4809 Cole Ave., Suite 108

Dallas, Texas 75205

August 16, 2006

Via EDGAR and Facsimile (202) 772-9368

Securities and Exchange Commission

Division of Corporation Finance

100 F Street N.E.

Washington, D.C. 20549

Re:	Toreador Resources Corporation
Item 402(a) Form 8-K
Filed August 8, 2006
File No. 000-02517

Ladies and Gentlemen:

As requested in the letter dated August 11, 2006 containing comments from the staff of the Securities and Exchange Commission (the “Commission”) relating to the above-referenced filing, Toreador Resources Corporation (“Toreador”) hereby acknowledges the following:

(1)	Toreador is responsible for the adequacy and accuracy of the disclosure in the filing;

(2)	comments from the Commission staff or changes to disclosure in response to Commission staff comments do not foreclose the Commission from taking any action with respect to the filing; and

(3)	Toreador may not assert Commission staff comments as a defense to any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves, III G. Thomas Graves, III President and CEO